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                                                                Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement of
Bay Apartment Communities, Inc. on Form S-3 (File No. 333-   ) on our audits of
the consolidated financial statements and financial statement schedule of Bay Apartment Communities, Inc. as of December 31, 1995 and 1994, and for the year ended December 31, 1995, the period from March 17, 1994 to December 31, 1994, and the period January 1, 1994 to March 16, 1994, for the Greenbriar Group, which report is included in the Annual Report on Form 10-K, of our reports dated July 3, 1996, on our audits of the Historical Summary of Gross Income and Direct Operating Expenses of Countrybrook Apartments for the three months ended March 31, 1996, and the year ended December 31, 1995, the Historical summary of Gross Income and Direct Operating Expenses of Parkside Commons Apartments for the three months ended March 31, 1996, and the year ended December 31, 1995, the Historical Summary of Gross Income and Direct Operating Expenses of Villa Marguerite Apartments for the three months ended March 31, 1996, and the year ended December 31, 1995, and the Historical Summary of Gross Income and Direct Operating Expenses of Sunset Towers Apartments for the three months ended March 31, 1996, and the year ended December 31, 1995, which reports are included in the Current Report on Form 8-K dated May 23, 1996, as amended by the Current Report on Form 8-K/A, dated May 23, 1996. We also consent to the reference to our Firm under the caption "Experts."


                                                    COOPERS AND LYBRAND L.L.P.


San Francisco, California
November 7, 1996